EXHIBIT 17
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Resignation

To: The Board of Directors of Elmer's Restaurants, Inc.

I hereby resign as a director of Elmer's Restaurants, Inc. a [Oregon] corporation, effective as of 5:00 p.m. on April 17, 2001.


Dated: April 17, 2001

/s/ Paul H Welch
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Paul Welch